EXHIBIT 8.1

LIST OF SIGNIFICANT SUBSIDIARIES AND CONSOLIDATED AFFILIATED ENTITY*

All significant subsidiaries and consolidated affiliated entity do business under their legal name.

Significant Subsidiaries

Name of Company	Jurisdiction of Incorporation	Percentage of Attributable Equity Interests
Shanghai Baozun E-commerce Limited	PRC	100%

Baozun Hong Kong Holding Limited	Hong Kong	100%

Shanghai Bodao E-commerce Limited	PRC	100%

Shanghai Fengbo E-commerce Limited	PRC	100%

Baozun Hongkong Limited	Hong Kong	100%

Baozun Hongkong Investment Limited	Hong Kong	100%

Baotong Hong Kong Holding Limited	Hong Kong	100%

Baotong E-Logistics Technology (Suzhou) Limited	PRC	100%

Shanghai Yingsai Advertisement Limited	PRC	100%

Affiliated Entity Consolidated in the Registrant’s Financial Statement

Name of Company	Jurisdiction of Incorporation
Shanghai Zunyi Business Consulting Ltd.	PRC

* Other consolidated entities of Baozun Inc. have been omitted from this list since, considered in the aggregate as a single entity, they would not constitute a significant subsidiary.